UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2024

Commercial Metals Company

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338
(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2024, Commercial Metals Company (the “Company”) announced that Barbara R. Smith, the Executive Chairman of the Company’s Board of Directors (the “Board”), will retire from such position and from the Board, effective August 31, 2024, and that the Board has appointed Robert S. Wetherbee, who has served as an independent director on the Board since March 2023, to serve as Chairman of the Board, effective September 1, 2024. Ms. Smith’s retirement is not the result of any disagreement with the Company relating to its operations, policies or practices. In connection with Mr. Wetherbee’s appointment, Sarah E. Raiss will resign from her position as Lead Director of the Board, effective August 31, 2024, but will continue to serve on the Board.

Since July 1, 2023, Mr. Wetherbee has served as Board Chair and Chief Executive Officer of ATI, Inc. (“ATI”), a publicly traded global producer of high-performance specialty materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. Mr. Wetherbee was appointed Chief Executive Officer, President and a member of the board of directors of ATI in 2019 and became Board Chair in 2021. Mr. Wetherbee previously served as Executive Vice President of ATI Flat Rolled Products Group from 2015 until 2018, and was the President of ATI Flat Rolled Products from 2014 until 2015. Prior to that, Mr. Wetherbee served as President and Chief Executive Officer of Minerals Technologies, Inc., a publicly traded, technology-driven specialty minerals company, from 2013 until 2014. He previously served as President of ATI’s tungsten business from 2010 until 2012, following a 29-year career with Alcoa Corporation in roles of increasing responsibility.

The Company also announced that Vicki L. Avril-Groves will retire from the Board, effective August 31, 2024. Ms. Avril-Groves’ retirement is not the result of any disagreement with the Company relating to its operations, policies or practices. Additionally, the Company announced that the Board appointed Tandra Perkins to serve as a Class II director of the Company, effective September 1, 2024. As such, Ms. Perkins will stand for re-election at the Company’s 2027 annual meeting of stockholders. In connection with these changes, the Board decreased the total number of seats on the Board from ten to nine directors.

Ms. Perkins currently serves as the Senior Vice President and Chief Digital and Administrative Officer for Phillips 66, a diversified energy company that is a leading integrated downstream energy provider. From July 2020 to October 2022, Ms. Perkins served as Vice Chair of Growth and Strategy of KPMG in the United States. Prior to this role, Ms. Perkins held several leadership positions within KPMG during her 21-year tenure. Such roles include serving as Managing Partner-in-Charge for KPMG’s Houston Office from September 2015 to July 2020, Partner and Houston Advisory Office Leader from June 2014 to August 2015, and Partner from October 2007 to June 2014. Ms. Perkins also serves on the Board of Directors of Chevron Phillips Chemical Company.

As compensation for her service on the Board, Ms. Perkins will receive the Company’s standard compensation for non-employee directors, including equity incentive awards pursuant to the Company’s 2013 Long-Term Equity Incentive Plan, as described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on November 21, 2023. Ms. Perkins will serve on the Compensation Committee and the Finance Committee. There are no arrangements or understandings between Ms. Perkins and any other persons pursuant to which Ms. Perkins was named a director of the Company. There are no family relationships between Ms. Perkins and any of the Company’s directors or executive officers, and Ms. Perkins does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On August 2, 2024, the Company issued a press release announcing the executive and Board leadership changes described under Item 5.02 above. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by Commercial Metals Company on August 2, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: August 2, 2024

	By:	/s/ Jody K. Absher
	Name:	Jody K. Absher
	Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary